As filed with the Securities and Exchange Commission on January 28, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

POGO PRODUCING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1659398
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5 Greenway Plaza	77046
Suite 2700	(Zip Code)
Houston, Texas
(Address of principal executive offices)

TAX-ADVANTAGED SAVINGS PLAN
OF POGO PRODUCING COMPANY
(Full title of the plan)

Michael J. Killelea
Vice President and General Counsel
5 Greenway Plaza, Suite 2700
Houston, Texas 77046
(Name and address of agent for service)
Telephone number, including area code, of agent for service:    (713) 297-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.01 per share	750,000 shares	$34.72	$26,040,000.00	$2,396.00

Preferred Stock Purchase Rights (2)	750,000 rights	(3)	(3)	(3)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of the Common Stock of Pogo Producing Company as reported on The New York Stock Exchange Composite Tape on January 27, 2003.

(2)	Each share of Common Stock to be registered includes one associated Preferred Stock Purchase Right.
(3)	No separate consideration is payable for the Preferred Stock Purchase Rights. Therefore, the registration fee for such securities is included in the registration fee for the Common Stock.

In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Tax-Advantaged Savings Plan of Pogo Producing Company.

INTRODUCTORY STATEMENT

Pogo Producing Company (the “Registrant” or the “Company”) is filing this Registration Statement on Form S-8 relating to its common stock, par value $1 per share, and associated rights to purchase its Series A junior participating preferred stock, par value $1 per share (such common stock and associated rights are collectively referred to in this Registration Statement as the “Common Stock”), issuable pursuant to the terms of the Tax-Advantaged Savings Plan of Pogo Producing Company (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company (File No. 1-7792) and by the Plan pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K filed pursuant to Section 13(a) of the Exchange Act for the year ended December 31, 2001;

(b)	The Company’s Quarterly Reports on Form 10-Q filed pursuant to Section 13(a) of the Exchange Act for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

(c)
The Company’s Current Reports on Form 8-K filed pursuant to Section 13(a) of the Exchange Act (excluding information filed under item 9 thereof) on January 25, 2002, April 17, 2002 and January 22, 2003;

(d)
The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act, as amended by Amendment No. 1 on Form 8-A/A filed on November 2, 2001;

(e)
The description of the Company’s preferred stock purchase rights associated with the common stock contained in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act on April 26, 1994;

(f)	The Plan’s Annual Report on 11-K filed pursuant to Section 15(d) of the Exchange Act for the year ended December 31, 2001; and

(g)	The Plan’s Current Report on Form 8-K filed pursuant to Section 15(d) of the Exchange Act on May 17, 2002.

All documents filed with the Commission by the Company or the Plan pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

The Company’s financial statements incorporated by reference in this Registration Statement were audited by Arthur Andersen LLP. In addition, the financial statements of the Plan as of and for the periods ended December 31, 2000 and 1999 were audited by Arthur Andersen LLP. On April 15, 2002, the Company’s Board of Directors, upon the recommendation of its audit committee, dismissed Arthur Andersen LLP as the Company’s independent auditors. On May 17, 2002, the administrative board of the Plan dismissed Arthur Andersen LLP as the Plan’s independent auditors. The Company and the Plan have been unable to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to incorporate by reference that firm’s reports on such financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits this Registration Statement to be filed without written consents from Arthur Andersen LLP. The absence of such written consents may limit the ability of purchasers of the securities covered by this Registration Statement to assert claims against Arthur Andersen LLP under Section 11(a) of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

Any statement contained in this Registration Statement, an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such a person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons in respect of threatened, pending or completed actions or suits by or in the right of the corporation against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that no indemnification shall be made in respect of any claim, issue or matter (unless a court of competent jurisdiction otherwise provides) as to which such person shall not have been adjudged liable to the corporation. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

References in Section 145 to “other enterprises” include employee benefit plans.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power under Section 145. Article X of the Restated Certificate of Incorporation of the Company eliminates the personal liability of each director of the Company to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any director occurring on or after September 30, 1986; provided, however that such provision does not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Title 8, Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which such director derived an improper personal benefit.

The Bylaws of the Company provide that the Company will indemnify and hold harmless, to the fullest extent permitted by applicable law as in effect as of the date of the adoption of the Bylaws or as it may thereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity including services with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Bylaws further provide that the Company will indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Company.

The Bylaws further provide that the Company will pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses insured by a director or officer in his capacity as a director or officer (except with regard to service to an employee benefit plan or non-profit organizations in advance of the final disposition of the proceeding) will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

The Company has placed in effect insurance which purports (a) to insure it against certain costs of indemnification which may be incurred by it pursuant to the aforementioned Bylaw provision or otherwise and (b) to insure the officers and directors of the Company and of specified subsidiaries against certain liabilities incurred by them in the discharge of their functions as officers and directors, including liabilities under the Securities Act of 1933, as amended.

See “Item 9. Undertakings” for a description of the Commission’s position regarding indemnification provisions.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement or, if marked with an asterisk, incorporated by reference as shown.

Exhibit No.	Description

*4.1	—Restated Certificate of Incorporation of Pogo Producing Company (Exhibit 3(a), Annual Report on Form 10-K for the year ended December 31, 1997, File No. 001-07792).

*4.2	—Certificate of Amendment of Amended and Restated Certificate of Incorporation of Pogo Producing Company (Exhibit 4.3, Registration Statement on Form S-3 filed on May 11, 2001, File No. 333-60800).

*4.3
—Certificate of Designation of Series A Junior Participating Preferred Stock of Pogo Producing Company dated April 26, 1994 (Exhibit 4(d), Registration Statement on Form S-8 filed August 9, 1994, File No. 33-54969).

*4.4
—Rights Agreement dated as of April 26, 1994 between Pogo Producing Company and Harris Trust Company of New York, as Rights Agent (Exhibit 4, Current Report on Form 8-K filed April 26, 1994, File No. 001-07792).

*4.5	—Bylaws of Pogo Producing Company, as amended and restated through July 16, 2002 (Exhibit 4.1, Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, File No. 001-07792).

5	—See note below.

23.1	—Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act).

23.2	—Consent of PricewaterhouseCoopers LLP.

23.3	—Consent of Ryder Scott Company, L. P.

23.4	—Consent of Miller and Lents, Ltd.

24	—Powers of Attorney

*	Incorporated herein by reference as indicated.

The use of original issuance securities is not contemplated. If original issuance securities are hereafter offered and sold, an opinion of counsel will be filed by amendment.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on January 28, 2003.

POGO PRODUCING COMPANY (Registrant)

By:	/s/ Paul G. Van Wagenen
Paul G. Van Wagenen Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ PAUL G. VAN WAGENEN Paul G. Van Wagenen	Chairman, President and Chief Executive Officer (Principal Executive Officer and Director)

/s/ JAMES P. ULM, II James P. Ulm, II	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ THOMAS E. HART Thomas E. Hart	Vice President and Chief Accounting Officer (Principal Accounting Officer)

* Jerry M. Armstrong	Director

* Robert H. Campbell	Director

* William L. Fisher	Director

* Gerrit W. Gong	Director

	Signature	Title

	* Carroll W. Suggs	Director

	* Stephen A. Wells	Director

*By:	/s/ THOMAS E. HART Thomas E. Hart Attorney-in-Fact

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on behalf of the Tax-Advantaged Savings Plan of Pogo Producing Company by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 28, 2003.

TAX-ADVANTAGED SAVINGS PLAN OF POGO PRODUCING COMPANY

By:	/s/ John O. McCoy, Jr.
John O. McCoy, Jr. Member of the Administrative Board

INDEX TO EXHIBITS

Exhibit No.	Description

*4.1	—Restated Certificate of Incorporation of Pogo Producing Company (Exhibit 3(a), Annual Report on Form 10-K for the year ended December 31, 1997, File No. 001-07792).

*4.2	—Certificate of Amendment of Amended and Restated Certificate of Incorporation of Pogo Producing Company (Exhibit 4.3, Registration Statement on Form S-3 filed on May 11, 2001, File No. 333-60800).

*4.3
—Certificate of Designation of Series A Junior Participating Preferred Stock of Pogo Producing Company dated April 26, 1994 (Exhibit 4(d), Registration Statement on Form S-8 filed August 9, 1994, File No. 33-54969).

*4.4
—Rights Agreement dated as of April 26, 1994 between Pogo Producing Company and Harris Trust Company of New York, as Rights Agent (Exhibit 4, Current Report on Form 8-K filed April 26, 1994, File No. 001-07792).

*4.5	—Bylaws of Pogo Producing Company, as amended and restated through July 16, 2002 (Exhibit 4.1, Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, File No. 001-07792).

5	—See note below.

23.1	—Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act).

23.2	—Consent of PricewaterhouseCoopers LLP.

23.3	—Consent of Ryder Scott Company, L. P.

23.4	—Consent of Miller and Lents, Ltd.

24	—Powers of Attorney

*	Incorporated herein by reference as indicated.

The use of original issuance securities is not contemplated. If original issuance securities are hereafter offered and sold, an opinion of counsel will be filed by amendment.